UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2019

ALPINE IMMUNE SCIENCES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Elliott Avenue West, Suite 230

Seattle, WA 98119

(Address of principal executive offices)

Registrant’s telephone number including area code: (206) 788-4545

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b) )

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c) )

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01	Other Events.

As previously disclosed on a Current Report on Form 8-K filed on January 16, 2019, Alpine Immune Sciences, Inc. (the “Company”) entered into a Securities Purchase Agreement, dated January 15, 2019 (the “Purchase Agreement”), with the Purchasers (as defined therein), for the private placement of 4,706,700 units representing (i) 4,706,700 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), and (ii) warrants to purchase an additional 1,835,610 shares of Common Stock for $5.37 per unit (each unit consisting of one share of Common Stock and a warrant to purchase 0.39 of a share of Common Stock). On January 18, 2019, the issuance of the securities contemplated by the Purchase Agreement was completed, resulting in gross proceeds to the Company of approximately $25.3 million (the “Closing”).

Effective as of the Closing, the Company’s board of directors (the “Board”) voted to appoint Min Cui, Ph.D., Founder and Managing Director of Decheng Capital LLC (“Decheng”), as a director of the Company. Dr. Cui was appointed as a Class II director with a term expiring at the Company’s 2020 annual meeting of stockholders. Dr. Cui was not appointed to any committees of the Board in connection with his initial appointment as a director.

Dr. Cui was appointed to the Board in satisfaction of a condition to the Closing pursuant to the terms of the Purchase Agreement. In addition, pursuant to the terms of the Purchase Agreement, for so long as funds affiliated with Decheng beneficially own 8% or more in the aggregate of the issued and outstanding Common Stock (excluding any shares of Common Stock issuable upon the exercise of the remaining, unexercised portion of warrants held by Decheng), Decheng is entitled to nominate one member of the Company’s Board, and the Company will take all necessary actions to nominate such director at each meeting of stockholders where such nominee is up for re-election. At the Closing, Decheng Capital China Life Sciences USD Fund III, L.P., an affiliate of Decheng, purchased 3,165,735 units (consisting of 3,165,735 shares of Common Stock and warrants to purchase 1,234,636 shares of Common Stock) for an aggregate purchase price of approximately $17.0 million. Except as set forth in this paragraph, there are no transactions and no proposed transactions between Dr. Cui (or any member of his immediate family) and the Company (or any of its subsidiaries), and there is no other arrangement or understanding between Dr. Cui and any other person or entity pursuant to which Dr. Cui was appointed as a director of the Company.

Dr. Cui will participate in the Company’s standard compensation plan for non-employee directors, including an initial stock option grant of 7,650 shares of Common Stock, which was granted to Dr. Cui on January 18, 2019. The standard compensation plan for non-employee directors is described in the section titled “Non-Employee Director Compensation” of the Company’s definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on April 24, 2018. In connection with his appointment, Dr. Cui entered into a standard indemnification agreement in the form previously approved by the Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2019	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer